SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 3, 2013

LAYNE CHRISTENSEN COMPANY

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34195	48-0920712
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1900 Shawnee Mission Parkway
Mission Woods, Kansas 66205

(Address of Principal Executive Offices)
____________________

(913) 362-0510

(Registrant's telephone number, including area code)

____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4 (c))

Item 1.01.	Entry into a Material Definitive Agreement.

Based on recent and forecasted results of operations and projected levels of funded indebtedness, Layne Christensen Company (the "Company") determined that it would not be in compliance with its financial covenants for the four fiscal quarter period ended April 30, 2013 and that its compliance with its financial covenants over the next several quarters was uncertain.  As a result, on June 4, 2013, the Company and its lenders entered into Amendment No. 2 (the "Credit Agreement Amendment") to its Credit Agreement dated as of March 25, 2011 among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto (the "Credit Agreement").

The amendment modifies the definition of adjusted EBITDA to exclude certain non-recurring expenses related to the relocation of the Company’s headquarters to the Houston, Texas area beginning with the fiscal quarter ended April 30, 2013.  After adjusting for such non-recurring relocation expenses, the Company was in compliance with its financial covenants for the four fiscal quarter period ended April 30, 2013.

The Credit Agreement Amendment also suspends the minimum fixed charge coverage ratio and the maximum leverage ratio tests for the four fiscal quarter periods ending July 31, 2013 and October 31, 2013.  These covenants will be reinstated at their original levels beginning with the four fiscal quarter period ending January 31, 2014.

The Credit Agreement was also amended to temporarily add minimum EBITDA and maximum capital expenditure covenants on a quarterly and fiscal year to date basis.  The minimum EBITDA covenant applies through October 31, 2013, while the maximum capital expenditure covenant applies through January 31, 2014.

The Credit Agreement Amendment also increases the interest rate under the Credit Agreement by 0.25% per annum for any interest rate period during which the Company's leverage ratio is greater than 2.75 to 1.0.

The Credit Agreement Amendment permits the Company to sell its SolmeteX division (which is engaged in the business of providing dental amalgam separator devices and amalgam recycling services to the dental industry) provided that the net cash proceeds from such sale are applied to reduce outstanding borrowings under the Credit Agreement.

In connection with the amendment, the Company and its domestic subsidiaries granted liens on substantially all of their assets, subject to certain exceptions, including a pledge of up to 65% of the equity interests in their first-tier foreign subsidiaries, to secure the Company's obligations under the Credit Agreement.

The description set forth above is qualified in its entirety by the Credit Agreement Amendment filed herewith as Exhibit 4.1 and the Pledge and Security Agreement filed herewith as Exhibit 4.2.

Item 1.02.	Termination of a Material Definitive Agreement.

Prior to the Credit Agreement Amendment, the Company was a party to a private shelf agreement dated July 8, 2011 with Prudential Investment Management, Inc. and certain of its affiliates that became a party to the agreement (collectively, "Prudential") whereby the Company could request Prudential to purchase up to $150 million of the Company's unsecured notes before July 8, 2021.  The private shelf agreement was an uncommitted facility and Prudential had no obligation to purchase any of the Company's unsecured notes.  In connection with the Credit Agreement Amendment, the Company terminated the private shelf agreement effective as of June 3, 2013.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following are furnished as exhibits to this Current Report on Form 8-K:

Exhibit Number	Description of Exhibit

4.1
Amendment No. 2 dated as of June 4, 2013 to Credit Agreement dated as of March 25, 2011 among Layne Christensen Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.

4.2
Pledge and Security Agreement dated as of June 4, 2013 among Layne Christensen Company, the subsidiary guarantors that are a party thereto and JPMorgan Chase Bank, N.A., in its capacity as administrative agent for itself and for the secured parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Layne Christensen Company
(Registrant)

Date: June 6, 2013	By:	/s/ James R. Easter
Name: James R. Easter
Title: Senior Vice President – Finance

Exhibit Index:

Exhibit Number	Description of Exhibit

4.1
Amendment No. 2 dated as of June 4, 2013 to Credit Agreement dated as of March 25, 2011 among Layne Christensen Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.

4.2
Pledge and Security Agreement dated as of June 4, 2013 among Layne Christensen Company, the subsidiary guarantors that are a party thereto and JPMorgan Chase Bank, N.A., in its capacity as administrative agent for itself and for the secured parties.